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                                                                  EXHIBIT (M)(2)

                          12B-1 PLAN SERVICES AGREEMENT
                                     FOR THE
              SERVICE CLASS SHARES OF MAINSTAY VP SERIES FUND, INC.


THIS AGREEMENT, made and entered into as of the 22nd day of December, 2005, between NYLIFE Distributors LLC (the "Distributor") and New York Life Insurance and Annuity Corporation (the "Company").

                                    RECITALS

     1. The Distributor is the distributor for the Service Class shares of the Portfolios (the "Portfolios") of the MainStay VP Series Fund, Inc. (the "Fund").

     2. The Company is a life insurance company that uses Service Class shares of one or more Portfolios as investment vehicles under certain variable annuity and/or variable life insurance contracts ("Variable Contracts") issued by the Company. The Portfolios may be among several investment options offered under the Variable Contracts.

     3. The Company and the Fund have entered into a Fund Participation Agreement, dated October 7, 2004, as may be amended from time to time, which amended the Stock Sale Agreement, dated June 4, 1993, (the "Stock Sale Agreement"), pursuant to which the Company, on behalf of certain of its separate accounts (the "Separate Accounts"), purchases Service Class shares of certain Portfolios.

     4. Pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the "1940 Act"), the Fund has adopted a Distribution and Service Plan (the "12b-1 Plan") with respect to the Service Class shares of the Portfolios pursuant to which each Portfolio pays the Distributor, for services rendered under the Plan, a distribution or service fee at the annualized rate of 0.25% of the average daily net assets of the Portfolio's Service Class shares ("12b-1 Fee").

     5. The 12b-1 Plan authorizes the Distributor to retain the 12b-1 Fee or to use the 12b-1 Fee to compensate financial institutions and organizations, such as the Company, for servicing shareholder accounts and for services in connection with any activities or expenses primarily intended to result in the sale of the Service Class shares of the Portfolios.

     6. The Distributor wishes to retain the Company to furnish certain services pursuant to the 12b-1 Plan and the Company is willing to furnish such services or cause its affiliates to provide the same.



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Accordingly, the following represents the collective intention and understanding of the Distributor and the Company under this Agreement.

                                    AGREEMENT

     1.   Services Provided

          The Company agrees to provide, or cause its affiliates to provide, the following 12b-1 Plan services in connection with the Service Class shares attributable to the Variable Contracts ("Services"): training and educating agents of the Company about the Fund; telephone and other communication; the printing of Portfolio Prospectuses, Statements of Additional Information, and reports for other than existing shareholders; the preparation, printing, and distribution of sales literature and advertising materials that mention the Portfolios; teleservicing support in connection with the Portfolios; delivery and responding to inquiries respecting Portfolio Prospectuses and/or Statements of Additional Information, reports, notices, proxies and proxy statements and other information respecting the Portfolios (but not including services paid for by the Fund such as printing and mailing); facilitation of the tabulation of Variable Contract owners' votes in the event of a meeting of Fund shareholders; maintenance of Variable Contract records reflecting Service Class shares purchased and redeemed and Share balances, and conveyance of that information to the Fund, its transfer agent, or the Distributor as may be reasonably requested; provision of support services including providing information about the Fund and its Portfolios and answering questions concerning the Fund and its Portfolios, including questions respecting Variable Contract owners' interests in one or more Portfolios; provision and administration of Variable Contract features for the benefit of Variable Contract owners participating in the Fund including fund transfers, dollar cost averaging, asset allocation, portfolio rebalancing, earnings sweep, and pre-authorized deposits and withdrawals; and provision of other services as may be agreed upon from time to time.

     2.   Payment

          In consideration of the Services, the Distributor agrees to pay to the Company or a person designated by the Company a service fee at the rate of 0.25% on an annualized basis of the average daily net assets of the Service Class shares of the Portfolios held in Separate Accounts. The payment under this paragraph shall be calculated and accrued daily by the Distributor and will be paid monthly, with each monthly payment to be made within thirty (30) days thereafter.

          The Company may use a portion of the payments it receives hereunder to pay commissions to broker-dealers. In connection therewith, the Company represents to Distributor that it will serve in the capacity of "paymaster" as defined in Sentry Insurance a Mutual Company, 1987 SEC No-Act. LEXIS



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          2750 (pub. avail. Sept. 6, 1987) and any subsequent applicable
          No-Action Letters.

          Unless otherwise agreed, payments of any amounts owed under this Agreement shall be made by check and mailed to the following address of the Company:

                    New York Life Insurance Company
                    One Rockwood Road
                    Sleepy Hollow, New York, NY 10591
                    Attn: Joseph T. Klimowich, Jr.

     3.   Effective Date and Term of Agreement

          This Agreement shall not take effect until it has been approved by votes of a majority of both (a) the Fund's Board of Directors and (b) those Directors of the Fund who are not "interested persons" of the Fund (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Independent Directors"), cast in person at a meeting (or meetings) called for the purpose of voting on this Agreement; and it shall continue in effect for a period of more than one year from its effective date only so long as such continuance is specifically approved at least annually in the manner provided for approval of this Agreement herein.

     4.   Reports

          The Company will furnish to the Distributor such information as the Distributor may reasonably request, and will otherwise cooperate with the Distributor in the preparation of reports to the Board of Directors concerning this Agreement, as well as any other reports or filings that may be required by law.

     5.   Termination

          This Agreement may be terminated as to a Portfolio at any time, without payment of any penalty, by vote of a majority of the Independent Directors or by a vote of a majority of the outstanding voting securities of Service Class shares on not less than 30 days' prior written notice to both parties to the Agreement.

          This Agreement may be terminated by either party, without payment of any penalty, upon 30 days' prior written notice to the other party.

          This Agreement will automatically terminate with respect to a Portfolio in the event of its assignment (as such term is defined in the 1940 Act) with respect to such Portfolio.


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          In addition, either party may terminate this Agreement immediately if at any time it is determined by any federal or state regulatory authority that compensation to be paid under this Agreement is no longer permitted by, or becomes inconsistent with, any federal or state law.

     6.   Other Agreements

          Nothing in this Agreement shall amend, modify or supersede any contractual terms, obligations or covenants among or between any of the Company, the Distributor, or the Fund previously or currently in effect, including those contractual terms, obligations or covenants contained in the Stock Sale Agreement.


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IN WITNESS HEREOF, the parties have caused this Agreement to be executed by their duly authorized officers signing below.



NYLIFE DISTRIBUTORS LLC



By: /s/ Brian A. Murdock
    ---------------------------
Name:   Brian A. Murdock
Title:  President

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

By: /s/ John R. Meyer
    ---------------------------
Name:   John R. Meyer
Title:  Senior Vice President



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